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                                                                      EXHIBIT 11
                   TRIGEN ENERGY CORPORATION AND SUBSIDIARIES
                        Computation of Earnings Per Share
           (All amounts in thousands, except share and per share data)

                                                   Three Months Ended March 31,
                                                       1996            1995

Earnings Per Share - Primary

Net income                                             $4,181         $3,258
                                                      ========       ========

Weighted average number of common
and common equivalent shares applicable
to primary earnings per share calculation          11,469,658     11,372,725

Dilutive effect of stock options                       77,516         95,293
                                                   ----------     ----------

Weighted average number of shares outstanding      11,547,174     11,468,018
                                                   ==========     ==========

Net income per share - primary                          $0.36          $0.28
                                                        =====          =====


Earnings Per Share - Assuming Full Dilution

Net income                                             $4,181         $3,258

Plus: Interest on convertible subordinated debt
     (net of taxes)                                       157            109
                                                      -------        -------

Net income for fully diluted earnings per share
     calculation                                       $4,338         $3,367
                                                       ======         ======


Weighted average number of common
and common equivalent shares applicable
to fully diluted earnings per share calculation

Weighted average number of shares outstanding       11,469,658     11,372,725

Shares issuable upon conversion of subordinated debt   334,012        250,000

Dilutive effect of stock options                       100,490        95,293
                                                    ----------     ----------
                                                    11,904,160     11,718,018
                                                    ==========     ==========

Net income per share assuming full dilution              $0.36          $0.29
                                                         =====          =====
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